KSP GROUP
Accountants and Consultants

5757 W Century Blvd, Suite 303,
Los Angeles, CA 90045

Tel +1(714) 325-1721

April 3, 2020

Securities and Exchange Commission
100F Street N.W
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read 4.01 of Inky (the "Company") Form 8-K to be filed with the Securities and Exchange Commission on or about April 3, 2020. We agree with all statement pertaining to us. We have no basis to agree or disagree with other matters of the Company reported therein.

Regards,

KSP Group Inc.

KSP Group, Inc.